Exhibit 10.62

AIRCRAFT SUPPORT SERVICES AGREEMENT

THIS AIRCRAFT SUPPORT SERVICES AGREEMENT is entered into effective as of January 1, 2013 by and between CSC TRANSPORT, INC., a Delaware corporation with an office at 8000  Republic Airport, Hangar 5, Farmingdale, New York 11735 (“CSC”) on the one hand; and DOLAN FAMILY OFFICE, LLC, a Delaware limited liability company with an office at 340 Crossways Park Drive, Woodbury, New York 11771 and CHARLES F. DOLAN, with a mailing address at 1111 Stewart Avenue, Bethpage, New York 11714 (Charles F. Dolan, together with Dolan Family Office, LLC, “Client”), on the other hand.

CSC will act as Client’s agent to support Client’s operation of the aircraft described below (the “Aircraft”) in accordance with the terms and conditions of this Agreement.

SPECIFIC TERMS

I.	Aircraft Identification

●	Aircraft Make and Model:	Gulfstream GIV-SP

●	Manufacturer’s Serial Number:	1313

●	Aircraft Registration Number:	N100DF

II.	Agency Fee and Pilot Cost

Annual Agency Fee	$265,645

Annual Pilot Costs:	$395,355

III.	Term

Effective Date:	January 1, 2013

Expiration Date:	December 31, 2013

IV.	Notices

To Client:		To CSC:

Dolan Family Office, LLC		CSC Transport, Inc.
340 Crossways Park Drive		8000 Republic Airport, Hangar 5
Woodbury, New York 11797		Farmingdale, New York 11735
Attention:	William A. Frewin	Attention: Philip Prosseda
Telephone:	(516) 803-9200	Telephone:	(516) 803-5910
Fax:	(516) 364-4592	Fax:	(516) 694-6923
E-mail:	bfrewin@dfollc.com	E-mail:	pprossed@cablevision.com

	and		and

Charles F. Dolan		Cablevision Systems Corporation
c/o Dolan Family Office, LLC		1111 Stewart Avenue
340 Crossways Park Drive		Bethpage, New York 11714
Woodbury, New York 11797		Attn: General Counsel
Telephone:	(516) 803-9200	Telephone:	(516) 803-2300
Fax:	(516) 364-4592	Fax:	(516) 803-2575

V.	Aircraft Operating Base

The Aircraft will be based at Hangar 5, Republic Airport, Farmingdale, New York.

GENERAL TERMS

1.	Support Services

1.1	Support Services. In consideration of the fees paid by Client, CSC will act as agent to perform the following functions on behalf of Client:

(a)	Employment and supervision of flight and maintenance personnel assigned to the Aircraft;

(b)	Aircraft maintenance at the Operating Base, maintenance coordination at contract facilities, and related maintenance support functions;

(c)	Advice regarding insurance for the Aircraft;

(d)	FAA liaison;

(e)	Aircraft hangar, office, and shop facilities at the Operating Base and other airport locations, as required;

(f)	Record keeping, reporting, budgeting, payment on behalf of Client of Aircraft-related invoices and other administrative requirements;

(g)	Aircraft, passenger, and Flight Support Personnel (as defined in Paragraph 2.1) scheduling support services for Client and Client’s passengers; and

(h)	Supervision, on behalf of Client, of the operation and maintenance of the Aircraft by Client.

1.2
Part 91 Operations.  All flight operations by Client under this Agreement will be conducted under Part 91 of the Federal Aviation Regulations, as amended (the “FAR’s”), and in accordance with any other laws and rules pertaining to the operation of the Aircraft.  Client acknowledges that services to be provided by CSC to Client under this Agreement are intended to assist Client in the operation by Client of its Aircraft under Part 91 of the FAR’s in the conduct of Client’s business, and shall be undertaken by CSC consistent with such intentions and only for such purposes.

1.3
Operational Control.  In compliance with Part 91 of the FAR’s, at all times during the term of this Agreement, Client will have and retain exclusive operational control, and exclusive possession, command and control, of the Aircraft.  Client will have and retain complete and exclusive responsibility for scheduling, dispatching and flight following of the Aircraft on all flights conducted under this Agreement, which responsibility includes the sole and exclusive right over initiating, conducting and terminating any such flights, subject to the pilot-in-command’s authority for all safety-of-flight matters.  Client will have complete and absolute control of the crewmembers in preparation for and in connection with the operation of all flights conducted under this Agreement.

2.	Flight Support Personnel

2.1
General. Pilots (“Pilots”), mechanics, and flight attendants for the Aircraft (collectively, “Flight Support Personnel”) will be appropriately certified, rated and trained as required by the FAR’s and the insurance required by Section 9.  Each Pilot shall enter into a Pilot Agency Agreement/Acknowledgement with Client.  The costs of such Pilots (including taxes, benefits, and insurance) shall be paid by Client, provided however that CSC shall be responsible for and shall timely pay and withhold all payroll and employment related taxes and otherwise fulfill all duties under applicable law with respect to its employees. CSC and Client agree that Client shall require the services of two full-time Pilots and one part-time Pilot which costs shall be in the amount of the Pilot Costs.

2.2
Availability.  Flight Support Personnel will be available, as required, to support the flight schedule.  If Flight Support Personnel are unable to support a requested flight due to such circumstances as sickness, training, vacation, personal emergency, or crew duty limits, CSC will use commercially reasonable efforts to obtain the services of substitute personnel , on behalf of Client, meeting the standards set forth in this Agreement.  Client acknowledges that the services of substitute qualified personnel may be utilized, as required, to support the Aircraft’s flight schedule, and that applicable FAR’s and CSC’s crew duty limits will be used to determine when Flight Support Personnel relief is required.  The incremental out-of-pocket cost of substitute personnel will be the responsibility of Client and shall be paid in accordance with Paragraph 8.5.

2.3
Monitoring and Reviews.  CSC will monitor the qualifications and performance of Flight Support Personnel through a process of record keeping, performance reviews, direct supervision and flight checks. Client will provide reasonable access to the Aircraft, subject to Client’s prior permission, for CSC supervisory personnel to conduct required training and flight checks to observe Flight Support Personnel performance.

2.4
Termination or Replacement.  CSC reserves the right to terminate or replace Flight Support Personnel for any reason.  If the credentials or performance of any Flight Support Personnel are unsatisfactory to Client, CSC agrees that upon notice to that effect from Client, it shall reassign and replace such Flight Support Personnel as quickly as possible with another qualified individual acceptable to Client.

3.	Flight Support Personnel Training and Qualification

3.1
Training.  CSC, on behalf of Client, will conduct or contract for Flight Support Personnel training that meets or exceeds the requirements of the FAR’s governing the type of operation being conducted. Training will include, but not be limited to:

(a)        Pilots: (i) initial aircraft qualification, if required; (ii)  Aircraft-specific recurrent training; (iii) policy and procedures recurrent training; (iv) emergency situations training; and (v)  professional qualifications enhancement training, as required, such as cockpit resource management, international operations, and cabin medical safety.

(b)        Mechanics: (i) initial aircraft qualification, if required; (ii) biennial aircraft-specific recurrent training; and (iii) biennial system-specific recurrent training (engines, avionics, etc.).

(c)        Flight Attendants: (i) initial qualification training, if required; (ii) policy and   procedures training; (iii) cabin medical training; and (iv) emergency situations training.

3.2
Training Flights.  Client shall make available at its expense a reasonable amount of Aircraft time to accomplish pilot training, proficiency checks and line checks as required by the FAR’s; provided, however, that simulators shall be used to the extent practicable.  In addition to required FAA pilot checkrides, CSC supervisory personnel will observe line   operation of Flight Support Personnel to confirm crew performance and adherence to   company procedures.  Client will provide reasonable access to the Aircraft, subject to Client’s prior permission, for CSC supervisory personnel to conduct this observation. CSC will maintain a current training record for Flight Support Personnel documenting  satisfactory completion of FAA and CSC training and currency requirements.

4.	Aircraft Maintenance

4.1
Maintenance Obligations.  Notwithstanding anything in this Agreement to the contrary, CSC shall, on Client’s behalf, cause the Aircraft to be maintained at Client’s expense in a manner that satisfies all of the requirements of the Aircraft Lease, dated as of July 10, 2009, as amended, between CEF Aircraft 2002, LLC, as lessor, and Sterling Aviation, LLC, as lessee (the “Headlease”), and the Aircraft Sublease Agreement, dated as of July 10, 2009, as amended, between Sterling Aviation, LLC, as sublessor, and Client, as sublessee (the “Lease”), each as currently in effect on the Effective Date.

4.2
Maintenance Program.  On Client’s behalf and at Client’s expense, CSC will cause the Aircraft to be enrolled on an FAA-approved inspection program under Part 91 of the FAR’s, and will conduct, contract for and/or supervise Aircraft maintenance services to cause the Aircraft to be maintained in accordance with the requirements of the approved inspection program, the FAR’s, and the Headlease and the Lease, each as currently in effect on the   Effective Date hereof.

4.3	MEL. On Client’s behalf, CSC will obtain an FAA approved Minimum Equipment List (MEL) for the Aircraft.

4.4
Records.  On Client’s behalf, CSC will maintain records on the Aircraft, engines and  systems in accordance with the applicable FAR’s, CSC’s maintenance procedures, and the Headlease and the Lease, each as currently in effect on the Effective Date hereof.

4.5
Maintenance Scheduling.  Client will cooperate with CSC to schedule all maintenance requirements.  CSC will schedule maintenance, to the extent practicable, to minimize conflicts with Client’s use of the Aircraft.  CSC will keep Client apprised of the Aircraft’s maintenance schedule.

4.6
Maintenance Service Plans.  On Client’s behalf, CSC shall provide to JSSI, Honeywell and Gulfstream, respectively, any periodic reports required in order to maintain in full force and effect the JSSI Select contract for the Aircraft’s engines, the Honeywell APU MSP contract as required by the terms of the Headlease and the Lease, each as currently in effect on the Effective Date hereof, as well as the CMP contract.  Client shall maintain each such program contract in full force and effect.  All amounts payable under such contracts shall be the responsibility of Client and shall be paid in accordance with Paragraph 8.5.

4.7
Appointment as Agent.  Subject in all respects to the Headlease and the Lease (each as in effect on the Effective Date hereof), Client appoints CSC as its agent for the purpose of executing, for and behalf of Client, any documentation required in connection with any maintenance program, maintenance service plan and/or maintenance inspection agreements as may be necessary in order for CSC to fulfill its maintenance obligations under this Agreement.  Client agrees to indemnify and hold CSC harmless from and against any claims, damages, losses and expenses arising pursuant to any maintenance program, maintenance service plan and/or maintenance inspection agreements entered into in accordance with the terms of this Agreement.

5.	Flight Scheduling

5.1	Services. On behalf of Client, CSC will perform the following services related to scheduling by Client of the Aircraft:

(a)	Assist Client in scheduling the Aircraft;

(b)	Receive trip notices from Client and produce an itinerary for each trip giving the pertinent details of the trip;

(c)	Arrange ground transportation requirements for Aircraft passengers;

(d)	Schedule Flight Support Personnel;

(e)	Arrange for Aircraft catering per Client’s request;

(f)	Arrange for landing permits, clearances, and ground handling for domestic and international destinations; and

(g)	Coordinate the Aircraft’s movements to support Client’s travel schedule.

5.2	Hours of Service. CSC will provide the above-listed services 24 hours per day, seven days per week.

5.3
Client Information.  Client will give CSC the most up-to-date and complete information available on the Aircraft’s proposed travel schedule.  CSC agrees to hold in confidence any information that it may gain regarding Client’s travel, business and security arrangements, subject in all respects to applicable laws, regulations and rules of the New York Stock  Exchange.

6.	Records and Administration

6.1
Record Keeping.  CSC will maintain facilities and personnel at its office for Aircraft record keeping, operations supervision, scheduling assistance, and accounting support.  On behalf of Client, CSC will keep all flight, passenger, maintenance, operational, logbook, tax, and cost records up to date and in accordance with good accounting practice and all of the requirements of the FAR’s, the Headlease and the Lease (each as in effect on the Effective Date hereof), and all other applicable laws and regulations.

6.2	Reports. CSC will supply Client with an annual budget and monthly reports summarizing financial and flight activity.

6.3
Record Retention.  All records pertaining to the performance of CSC’s services hereunder will be open for inspection and audit by Client at CSC’s office upon not less than 48 hours’ notice throughout the term of this Agreement, and for the period ending four (4) years after the termination hereof.  CSC will not destroy such records prior to the time when Client’s right to inspect and audit terminates. The provisions of this Paragraph 6.3 will survive the termination or expiration of this Agreement.

7.	Hangar and Office at Operating Base

7.1
Hangarage.  CSC will provide Client with appropriate hangar, office, and shop space at the Aircraft’s Operating Base (as specified in Section V of the Specific Terms) and at other    airport locations as may be required from time to time. Client shall be responsible for the cost of hangarage at locations other than the Aircraft’s Operating Base, payable in accordance with Paragraph 8.5.

7.2	Provisioning. CSC will provision the Operating Base to support the operation and maintenance of the Aircraft, subject to budget approval by Client.

8.	Fees, Expenses, Deposits and Billing Procedures

8.1
Agency Fee and Pilot Costs.  The annual Agency Fee and Pilot Costs to be charged to Client specified in Section II of the Specific Terms will be billed to and payable by Client in monthly installments in advance.

8.2
Certain Fixed Expenses.  Client shall pay directly all amounts payable under the Lease and the cost of the insurance coverage required to be maintained by Client under Paragraph 9. Client shall be responsible for the payment of any Federal, state, local or other governmental taxes, charges or assessments imposed in connection with this Agreement, other than income or franchise taxes imposed on CSC, and shall reimburse Client for any such tax, charge or assessment which is imposed on it by any governmental agency.

8.3
Operating Expenses.  Client shall be responsible for all Operating Expenses relating to the Aircraft (to be paid in accordance with Paragraph 8.5).  Operating Expenses include, but are not limited to, the following items:

(a)	Fuel, oil, and additives;

(b)
Replacement and consumable parts (including shipping costs and core charges for parts and components), maintenance labor (other than the cost of maintenance labor performed by Flight Support Personnel), and third-party service fees for technical support of the Aircraft;

(c)	Engine and airframe maintenance service plan fees, as applicable, and all other expenses under Paragraph 4;

(d)	Landing, parking, handling, customs, airways and overflight fees, hangarage fees at locations other than the Operating Base, and computer flight plans;

(e)	Navigation, operations, and maintenance publications;

(f)	Catering, supplies, and in-flight entertainment materials;

(g)	Flight Support Personnel and CSC supervisory personnel travel expenses incurred in support of Client’s operation of the Aircraft;

(h)	Communications charges and outside computer services related to Aircraft operations and maintenance;

(i)	Passenger ground transportation; and

(j)	Substitute flight support personnel (day rate) in accordance with Paragraph 2.2.

8.4
Non-recurring Expenses.  Non-recurring Expenses relating to the Aircraft shall be the responsibility of Client (to be paid in accordance with Paragraph 8.5).  Non-recurring  Expenses include, but are not limited to, such items as Aircraft paint and refurbishing, major maintenance items such as engine overhaul and airframe modifications, maintenance ground support equipment, initial spare parts provisioning and inventories, office and shop equipment, and communications and computer equipment at the Operating Base.

8.5
Payment of Expenses.  To the extent reasonably practicable, Client will pay all amounts for which it is responsible under this Agreement directly to the applicable vendor, supplier or provider.  To the extent CSC incurs any such expenses on Client’s behalf, within 20 days after the end of each calendar month during the term of this Agreement, commencing with the calendar month ending August 31, 2011, CSC will issue invoices detailing all charges reasonably and properly incurred on Client’s behalf pursuant to the terms of this Agreement for that calendar month.  All amounts due from Client under this Agreement shall be invoiced separately to Dolan Family Office, LLC and to Charles F. Dolan in accordance with Client’s written instructions (it being understood and agreed that Dolan Family Office, LLC and Charles F. Dolan are jointly and severally liable for all obligations of Client under this Agreement).  Invoices will be due 15 days from date of receipt.   All goods, support services, parts, labor, fuel, materials and any other items purchased by CSC on behalf of Client will be passed on to Client at CSC’s actual cost, with no markup, rebate, commission or other fee received or retained by CSC.  CSC will attempt to secure discounts on all purchases made on behalf of Client, and all such discounts will be credited in full to Client’s account.  Promptly after execution of this Agreement, Client agrees to maintain with CSC an appropriate agreed-upon advance deposit, to be applied by CSC against any amounts payable by Client under this Agreement.

8.6
Post-Termination Expenses.  Notwithstanding the expiration or termination of this Agreement, Client will promptly reimburse CSC upon receipt of invoices from time to time until all remaining Aircraft expenses reasonably and properly incurred by CSC on Client’s behalf pursuant to the terms of this Agreement are paid.  The provisions of this Paragraph 8.6 will survive the termination or expiration of this Agreement.

8.7	Overdue Amounts. Overdue amounts payable pursuant to this Agreement shall bear interest at a monthly rate equal to the lesser of 1.25% or the highest lawful rate allowable under applicable law.

9.	Insurance and Indemnity

9.1
General.  During the term of the Agreement, and notwithstanding anything in this Agreement to the contrary, Client will procure and maintain at its sole cost and expense aircraft insurance (the “Policy”) that satisfies all of the requirements of the Headlease, the Lease and this Paragraph 9; provided, however, that notwithstanding anything in the   Headlease or the Lease to the contrary, Client shall provide liability coverage of not less than two hundred million ($200,000,000) United States dollars for each occurrence but  sublimited to $50,000,000 each occurrence and aggregate with respect to War Risk.

9.2	Policy Provisions. The Policy will provide that:

(a)
CSC and its affiliates and each of their respective members, managers, shareholders, officers, directors, partners, employees, agents, licensees and guests are designated as additional insureds (without responsibility for premiums) with respect to the liability coverage.

(b)	The insurer waives any right of set-off and any right of subrogation against any of the additional insureds.

(c)
Nocancellation or substantial change in coverage of the policy shall be effective as to the additional insureds for 30 days (seven days, in the case of war risk or allied perils) after receipt by CSC of written notice from the insurer of any such cancellation or substantial change in coverage of the policy;

(d)	All coverages will be primary, not subject to any co-insurance clause, not contributory or subject to offset with respect to any other policies in force; and

(e)
The insurance will include a severability of interest clause providing that such policy will operate in the same manner to give each insured the same protection as if there were a separate policy issued to each insured except for the limit of liability.

(f)	The “Approved Pilots” section will require all pilots to be approved by CSC and the “Territory” section will provide Worldwide Coverage.

9.3	Certificate of Insurance. On or before the Effective Date, Client will provide CSC with a certificate of insurance evidencing all coverages in compliance with the requirements of this Agreement.

9.4	CSC Insurance. At all times during the term of this Agreement, CSC, at its own cost and expense, will maintain the following types of insurance:

(a)
Workers’ compensation insurance that provides applicable statutory benefits for all of CSC’s employees including, without limitation, Flight Support Personnel, performing services pursuant to this Agreement and includes broad form all-states coverage; and

(b)	Employer’s liability insurance for bodily injury by accident or disease.

9.5
Cross Indemnities.  Without limiting their respective obligations hereunder, each party (in each case, the “Indemnitor”) hereby indemnifies and holds harmless the other party and its affiliates and their respective officers, directors, partners, employees, shareholders, members and managers (in each case, collectively, the “Indemnitee”) for any claim, damage, loss, or  reasonable expense, including reasonable attorneys’ fees (an “Indemnified Loss”), resulting from bodily injury or property damage arising out of the ownership,  maintenance or use of the Aircraft which results from gross negligence or willful misconduct of such party; provided, however, that neither party will be liable for any Indemnified Loss to the extent:

(a)	Such loss is covered by the insurance policies described in this Paragraph 9 (the “Policies”);

(b)	Such loss is covered by the Policies but the amount of such loss exceeds the policy limits specified by Client; or

(c)	Such loss consists of expenses incurred in connection with any loss covered in whole or in part by the Policies but such expenses are not fully covered by the Policies.

(d)	Such loss is caused by the gross negligence or willful misconduct of the Indemnitee.

For purposes of this Agreement, (i) Client and its affiliates (other than CSC and its affiliates), if any, shall be the Indemnitees in any case in which CSC is the Indemnitor; and (ii) CSC and its affiliates and their respective officers, directors, employees and  shareholders (excluding Client and its members and managers, if any) shall be the Indemnitees in any case in which Client is the Indemnitor.

9.6	LIMITATION ON LIABILITY. EACH PARTY ACKNOWLEDGES AND AGREES THAT:

(a)	THE PROCEEDS OF INSURANCE TO WHICH IT IS ENTITLED;

(b)	ITS RIGHTS TO INDEMNIFICATION FROM THE OTHER PARTY UNDER PARAGRAPH 9.5; AND

(c)
ITS RIGHT TO DIRECT DAMAGES ARISING IN CONTRACT FROM A BREACH OF THE OTHER PARTY’S OBLIGATIONS UNDER THIS AGREEMENT ARE THE SOLE REMEDIES FOR ANY DAMAGE, LOSS, OR EXPENSE ARISING OUT OF THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER OR  CONTEMPLATED HEREBY.

EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH 9.6, EACH PARTY WAIVES ANY RIGHT TO RECOVER ANY DAMAGE, LOSS OR EXPENSE ARISING OUT OF THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER OR CONTEMPLATED HEREBY.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR OR HAVE ANY DUTY FOR INDEMNIFICATION OR CONTRIBUTION TO THE OTHER PARTY FOR ANY CLAIMED INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, OR FOR ANY DAMAGES CONSISTING OF DAMAGES FOR LOSS OF USE, REVENUE, PROFIT, BUSINESS OPPORTUNITIES AND THE LIKE, OR DEPRECIATION OF VALUE OF THE AIRCRAFT, OR INSURANCE DEDUCTIBLE, EVEN IF THE PARTY HAD BEEN ADVISED, OR KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

9.7	Survival. The provisions of Paragraphs 9.5 and 9.6 will survive the termination or expiration of this Agreement.

10.	Duration, Notification, and Termination

10.1
Term.  The Term of the Agreement is as set forth in Section III of the Specific Terms.  Notwithstanding anything herein to the contrary, this Agreement shall terminate upon the occurrence of an Event of Default (as such term is defined in the Headlease) and the consequent exercise of remedies under the Headlease, or upon the expiration or earlier termination of the Headlease, and the term of this Agreement shall not extend beyond the termination or expiration of the term of the Headlease.  The term of this Agreement may be extended by mutual written agreement of the parties.

10.2	Right of Termination. Notwithstanding anything herein to the contrary, either party may terminate this Agreement at any time upon not less than 120 days prior written notification to the other.

10.3
Notices.  All notices or other communications delivered or given under this Agreement shall be in writing and shall be deemed to have been duly given if hand-delivered, sent by certified or registered mail, return receipt requested, or nationally-utilized overnight  delivery service, Portable Document Format (“PDF”) or confirmed facsimile transmission, as the case may be.  Such notices shall be addressed to the parties at the addresses set forth in Section IV of the Specific Terms, or to such other address as may be designated by any party in a writing delivered to the other in the manner set forth in this Paragraph 10.3.  Notices sent by certified or registered mail shall be deemed received three business days after being mailed.  All other notices shall be deemed received on the date delivered.  Routine communications may be made by e-mail or fax to the addresses set forth therein.

10.4
Default.  In addition to the termination provisions set forth in the second sentence of Paragraph 10.1 and in Paragraph 10.2, this Agreement may be terminated immediately by the party not in default (without prejudice to any other rights that such party may have) upon written notice to the defaulting party in the event of any of the following:

(a)	failure of the defaulting party to make payments due hereunder within five business days of a notice from the non-defaulting party that such payment was not timely made when due;

(b)
except as provided in Paragraph 10.4(c)-(e), violation or default of any term, obligation or condition of a non-monetary nature set forth in this Agreement, together with a failure to cure within ten days after receipt of written notice of such violation;

(c)	breach of any material warranty or provision, or falsity of any material representation, made by Client or CSC in connection with this Agreement.

(d)
if the Aircraft is operated by or maintained in violation of any law, regulation, directive or order of any governmental authority or in violation of any provision of any insurance policy contemplated by this Agreement;

(e)	lapse of insurance coverage required to be kept in force by either party; or

(f)
if CSC or either constituent of Client shall make a general assignment for the benefit of creditors, or be declared insolvent or bankrupt under any bankruptcy, insolvency or other similar law, or commence a voluntary proceeding seeking liquidation, reorganization or other relief under any such law or seeking the appointment of a  receiver or liquidator over any substantial portion of their respective assets.

11.	Force Majeure

11.1
General.  Neither party will be deemed to be in breach of its obligations hereunder or have any liability for any delay, cancellation, or damage arising in whole or in part from any act of God, act of nature, acts of civil or military authority, civil unrest, war, terrorism, strike or labor dispute, mechanical failure, lack of essential supplies or parts, or for any cause, whether similar or dissimilar to any of the foregoing, beyond the reasonable control of such party.  The time required for any performance hereunder shall be extended by the duration of any such event(s).

12.	Liens

12.1
No Liens.  CSC agrees that it shall not lien or otherwise encumber, or create or place any lien or other encumbrance of any kind whatsoever, on or against the Aircraft for any reason.  CSC also will ensure that no liens or encumbrances of any kind whatsoever are created or placed against the Aircraft for claims against CSC or by CSC.  In the event that any mechanic’s liens or other encumbrances are created or placed against the Aircraft by a third party, CSC shall take all necessary action to discharge such liens at Client’s expense as quickly as possible.

13.	Miscellaneous

13.1
Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  If any provision of this Agreement conflicts with any statute or rule of law of the State of New York or is otherwise unenforceable, such  provision shall be deemed null and void only to the extent of such conflict or unenforceability and shall be deemed separate from and shall not invalidate any other provision of this Agreement.

13.2
Headings.  Captions and paragraph headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

13.3	Modification. This Agreement shall not be modified or amended or any provision waived except by an instrument in writing signed by authorized representatives of the parties.

13.4
Legal Fees and Other Costs and Expenses.    In the event of any dispute, litigation or arbitration between the parties with respect to the subject matter of this Agreement, the unsuccessful party to such dispute, litigation or arbitration shall pay to the successful party all costs and expenses, including, without limitation, reasonable attorneys' fees, incurred therein by the successful party, all of which shall be included in and as a part of the judgment or award rendered in such dispute, litigation or arbitration. For purposes of this Agreement, the term "successful party" shall mean the party which achieves substantially the relief sought, whether by judgment, order, settlement or otherwise.

13.5
Successors and Assigns.  Neither party shall have the right to assign this Agreement without the prior written consent of the other party.  This Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, successors and  assigns, and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

13.6
Counterparts.  This Agreement may for all purposes be executed in several counterparts, each of which shall be deemed an original, and all such counterparts, taken together, shall constitute the same instrument, even though all parties may not have executed the same counterpart of this Agreement. Each party may transmit its signature by confirmed  facsimile or PDF transmission, and such signatures shall have the same force and effect as an original signature.

13.7
Venue.  Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any state or federal court in the State of New York.  Each party waives any objection which such party may now or  hereinafter have to the laying of the venue in Suffolk County, New York in any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

13.8
Integration.   This Agreement sets forth the entire agreement between the parties with  respect to the subject matter hereof and supersedes any and all other agreements, understandings, communications, representations or negotiations, whether oral or written, between the parties with respect to the support services for the Aircraft. There are no other agreements, representations or warranties, whether oral or written, express or implied, relating to the support services for the Aircraft that are not expressly set forth in this Agreement.

13.9
No Partnership or Joint Venture.  Nothing contained in this Agreement will in any way create any partnership or joint venture relationship between CSC and Client or be  construed as evidence of the intention of the parties to constitute such.  In addition, CSC understands and agrees that this Agreement shall not be deemed to have created any partnership or joint venture relationship between Charles F. Dolan and Dolan Family Office, LLC or be construed as evidence of the intention of Charles F. Dolan and Dolan Family Office, LLC to constitute such; provided, however, that Charles F. Dolan and Dolan Family Office, LLC shall be jointly and severally liable for all of the obligations of Client under this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Aircraft Support Services Agreement as of the Effective Date shown in Section III of the Specific Terms.

DOLAN FAMILY OFFICE, LLC		CSC TRANSPORT, INC.

By:	/s/ Renzo R. Mori	By:	/s/ James Nuzzo

Name: Renzo R. Mori		Name:
Title: EVP		Title:

CHARLES F. DOLAN

/s/ Charles F. Dolan